Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF APACHE CORPORATION

Apache Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the following amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware and the terms of paragraphs SIXTH and EIGHTH of the Amended and Restated Certificate of Incorporation of the corporation as in effect immediately prior to the effective time of this Certificate of Amendment.

SECOND: That the Amended and Restated Certificate of Incorporation of the corporation is hereby amended by deleting paragraph EIGHTH in its entirety, which is of no further force or effect.

THIRD: This amendment shall become effective upon filing.

IN WITNESS WHEREOF, Apache Corporation has caused this certificate to be signed by Stephen J. Riney, its Executive Vice President and Chief Financial Officer, and attested by Rajesh Sharma, its Corporate Secretary, this 7th day of June, 2021.

APACHE CORPORATION

By:	/s/ Stephen J. Riney
Stephen J. Riney
Executive Vice President and Chief Financial Officer

ATTEST:

By:	/s/ Rajesh Sharma
Rajesh Sharma, Corporate Secretary